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                                                                   Exhibit 10.5

                              COMMISSION AGREEMENT

This Commission Agreement (this "Agreement") is entered into as of the 1st day of April 2000 between BASSOE OFFSHORE (USA), INC. ("Agent"), and CHILES OFFSHORE LLC ("Company").

WHEREAS, Company is the charterer of the "TONALA" (the "Vessel") a jackup mobile offshore drilling unit owned by Perforadora Central, S.A. de C.V.
("Perforadora"), pursuant to that certain Bareboat Charter Agreement (the "Charter") dated November 30, 1999, between Company and Perforadora;

WHEREAS, Company and Agent desire to memorialize their agreement for payment of commissions to Agent for its services in execution of the Charter for the Vessel on behalf of the Company, upon the terms contained herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Company and Agent agree as follows:

     1. APPOINTMENT: Company hereby appoints Agent with respect to the Charter in connection with the Vessel.

     2. COMMISSIONS: Company shall pay Agent a commission equal to 2% of the "Net Operating Margin" (as defined in the Charter) received by Company in connection with contracts entered into by Company (the "Commission"). The Commission shall be payable by Company to Agent within sixty (60) days after the end of each calendar quarter for which hire is received and calculated pursuant to the Charter. Agent's commission in respect of any such Contract shall extend to any extensions of the Charter up to a maximum of eighteen (18) months beyond the initial term for a maximum total period of 36 months. Payment of commissions due Agent under this Agreement shall be made by Company in accordance with written instructions from Agent, but shall be subject to any applicable exchange control laws or regulations. In the event of a sale of the Vessel directly to the Company or an affiliate of the Company, Agent shall be entitled to a commission equal to .125% (1/8th of 1 percent) of the agreed sales price due and payable in cash upon closing of the sale.

     3. NO AUTHORITY TO CONTRACT: Agent shall not have, nor shall it represent itself as having, any authority to make contracts or any other legal commitments in the name of or binding on Company or to pledge Company's credit or to extend in Company's name.

     4. EXPENSES: Agent agrees to assume all expenses incurred and all disbursements by it as a sales agent of Company hereunder. Agent shall not incur any liability for such expenses and disbursements for the account of Company and shall indemnify Company in relation thereto. Notwithstanding the foregoing, Company shall reimburse Agent for all expenses incurred and all disbursements by it, which are incurred or disbursed with the prior written approval of Company.

     5. COMPANY'S PROPERTY: Any property of Company received by Agent under this Agreement shall be held by it to the account of Company, and upon request from Company, such property shall be returned to Company in as good a condition as when received by Agent, ordinary wear and tear excepted. All records or papers of any kind relating to Company's business shall remain the property of Company and shall be returned by Agent to Company on demand.

     6. TRADE SECRETS: Agent shall not acquire any rights to and goodwill, trademark, copyright, trade secret or other property of Company. If during the term of this Agreement any such rights should become vested in Agent by imposition of law or otherwise, Agent agrees it will, on Company's

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          request or on termination of this Agreement, assign any and all such rights to Company, together with any related good will. Nothing contained herein, however, shall require Agent to assign to Company any goodwill, trademark, copyright or other trade secret relating exclusively to equipment and services other than Company's or to Agent's business other than its business under this Agreement.

     7. INDEMNIFICATION: Each party agrees to indemnify the other party, its agents, servants and employees against all claims, damages, losses and expenses, including reasonable attorneys' fees, arising out of performance of such party's work which is caused in whole or in part by such party's negligent act or omission or that of any person employed by such party for whose acts or omissions such party is liable.

     8.   REPRESENTATIONS BY AGENT:

          a. Agent represents that it owns and will own any bank account into which it directs payments to be made by Company hereunder.

          b. Agent agrees not to make any direct or indirect payments or provide any other benefits to directors, officer or employees of any Client of Company.

          c. Agent agrees not to make any direct or indirect payments to any government officials or any direct or indirect payments that are illegal under any applicable law.

          d. Agent agrees to conduct its activities in accordance with all applicable laws.

          e. Agent agrees to keep all information furnished by Company confidential and not release same to any third party without the prior written consent of Company. The foregoing shall not apply to advertising materials and brochures unless Company so directs Agent in writing.

     9. TERM: This Agreement shall be effective upon execution and shall continue in effect until the termination or cancellation of the Charter for any reason subject to extensions of the Charter described in paragraph 2 above. Upon such termination or cancellation of the Charter, the Commission shall be payable based on the Net Operating Margin under the Charter through the effective date of such termination or cancellation.

     10. PROHIBITION OF ASSIGNMENT: This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party.

     11. NOTICES: Any notices provided for under this Agreement shall be in writing and shall be delivered personally, by certified or registered mail, postage prepaid, to the address shown below or by facsimile (with verification of receipt). Notices given or served pursuant hereto shall be effective upon receipt by the party to be notified.

                           If to Agent:     Bassoe Offshore (USA), Inc.
                                            2000 West Loop South, Suite 2110
                                            Houston, TX 77027
                                            Facsimile No.: 713-850-9180

                           If to Company:   Chiles Offshore LLC
                                            11200 Richmond, Suite 490
                                            Houston, TX  77082-2618
                                            Facsimile No.:  713-339-3888

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          Either party may change its address for notices under this Agreement by notice to the other party as outlined above.

     12. GOVERNING LAW: This Agreement and any disputes between the parties shall be construed under the laws of the State of Texas, without giving effect to any conflict of law rules or provisions.

     13. FURTHER ASSURANCES: Each party shall execute such other deeds, assignments, endorsements and other instruments and evidences of transfer, give such further assurances and perform such acts which are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



BASSOE OFFSHORE (USA), INC.

"Agent"

By: /s/ Jonathan B. Fairbanks
    ------------------------------
Name:  Jonathan B. Fairbanks

Title: President



CHILES OFFSHORE LLC

"Company"

By: /s/ William E. Chiles
    ------------------------------

Name:  William E. Chiles

Title: President



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